FOR IMMEDIATE RELEASE

INTER PARFUMS PROVIDES INITIAL GUIDANCE FOR 2007
WITH RECORD SALES, NET INCOME AND DILUTED EARNINGS PER SHARE

New York, New York, November 27, 2006 - Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced initial guidance for 2007.

Management is projecting 2007 net sales of approximately $365 million, or about 19% ahead of 2006's mid-range guidance of $305.5 million.  Net income for 2007 is expected to approximate $20.4 million or $1.00 per diluted share.  This represents a 21% improvement over management's 2006 net income guidance of $16.9 million and a 20% gain compared to the expected $0.83 per diluted share for 2006.  Inter Parfums has again advised that its guidance assumes the dollar remains at current levels.

Jean Madar, Chairman and CEO of Inter Parfums, noted, "The coming year is slated to be an important one for top and bottom line growth.  In 2007, we will be consolidating sales of Van Cleef & Arpels fragrance, the latest addition to our brand portfolio.  We have new Christian Lacroix and S.T. Dupont women's fragrances scheduled for a spring launch, followed in the fall by new women's fragrances for Paul Smith and Roxy, our first under the brand. With respect to U.S. operations, the big news is the initial line of fragrance and personal care products for Gap stores in North America."

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels and has controlling interest in Nickel S.A., a men's skin care company.  Its entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap's and Banana Republic's North American stores.  Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Andreas Marathovouniotis (212) 836-9611/amarathis@equityny.com www.theequitygroup.com